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                              THIRD AMENDED AND RESTATED
                             ARTICLES OF INCORPORATION OF
                          CENTENNIAL HEALTHCARE CORPORATION


                                      ARTICLE I

    The name of the Corporation is CENTENNIAL HEALTHCARE CORPORATION.


                                      ARTICLE II

    The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.


                                     ARTICLE III

A. Generally. The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 50,000,000 shares of common stock, $.01 par value per share ("Common Stock"), and 50,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock").

    The designations and the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

B. Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends,


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qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

    The Board of Directors is expressly authorized, at any time, by adopting resolutions and filing articles of amendment with the Georgia Secretary of State, which are effective without shareholder action, to (i) provide for the issuance of, or provide for a change in the number of, shares of any particular series of Preferred Stock; (ii) increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued; and (iii) to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the rights of holders of the Common Stock of the Corporation, including, but not limited to, the right to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

    1. the annual dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

    2. whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

    3. the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

    4. whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

    5. whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

    6. the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

    7. any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

    The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.


C.  Common Stock.

    Subject to all the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article III, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:


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    1.  dividends may be declared and paid or set apart for payment upon the
Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

    2. the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

    3. upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.


                                      ARTICLE IV

A. Number of Directors. The number of directors of the Corporation shall be up to nine (9) directors, the exact number to be fixed in accordance with the Bylaws of the Corporation.

B. Classification of Directors. The directors shall be divided into three classes as nearly equal in number as possible, with respect to the first time for which they shall severally hold office. Directors of the first class chosen shall hold office until the first annual meeting of the shareholders following their election; directors of the second class first chosen shall hold office until the second annual meeting following their election; and directors of the third class first chosen shall hold office until the third annual meeting following their election. At each annual meeting of shareholders held thereafter, directors shall be chosen for a term of three
(3) years to succeed those whose terms expire.

    1. Any vacancy in the Board of Directors resulting from the death, resignation, retirement or removal of a director, unless the shareholders have elected a successor, may be filled by a majority vote of the remaining directors, though less than a quorum, for a term corresponding to the unexpired term of his or her predecessor in office.

    2. Newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority vote of the remaining directors, though less than a quorum, and any director so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which a successor shall be elected and shall qualify.

    3. At any meeting of the shareholders called for the purpose, the entire board of directors or any individual director may, by the affirmative vote of a majority of all the shares of the Corporation outstanding and entitled to vote for election of directors, be removed from office, with or without cause.

    4. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least fifty (50%) of the shares of the Corporation entitled to vote for election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IV.

                                      ARTICLE V

    A director of the Corporation shall, to the fullest extent permitted by
Section 14-2-202(b)(4) of the Code as it exists now or as it may hereafter be amended, or by any successor provision, not have personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act of omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director for any of the following: (a) any appropriation, in violation of his duties, of any business


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opportunity of the Corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of the law; (c) liabilities of a director imposed by Section 14-2-832 of the Code, or any successor provision; or (d) any transaction from which the director derived an improper personal benefit.


                                      ARTICLE VI

A. Each person who is or was a director, officer, employee or agent of the Corporation, and each person who is or was a director, officer, employee or agent of the Corporation who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer or trustee of another corporation, partnership, joint venture, trust or other enterprise (any such person being hereinafter referred to as an "Indemnified Person") shall be indemnified by the Corporation against those expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are allowed to be paid, advanced or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any action, suit, or proceeding, pending or threatened, whether civil, criminal, arbitrative, administrative or investigative, whether formal or informal, in which such person may be involved by reason of his being or having been an Indemnified Person. Such indemnification, reimbursement or advance shall be made only in accordance with the laws of the State of Georgia, including the Code, subject to the conditions prescribed under such statutory provisions.

B. In any instance where the laws of the State of Georgia permit indemnification, reimbursement or advances to be provided to an Indemnified Person only on a determination that certain specified standards of conduct have been met, that all statutory requirements and procedures have been satisfied, and that upon application for indemnification, reimbursement or advances by any such person the Corporation shall promptly cause such determination to be made in accordance with the statutory procedures of Georgia law.

C. Nothing in this Article shall be construed as limiting the applicability and scope of Georgia law with respect to indemnification, reimbursement and advances for expenses; further, as a condition to any such right of indemnification, the Corporation may require that it be permitted to participate in the defense of any such action or proceeding through legal counsel designated by the Corporation and at the expense of the Corporation.

D. In accordance with the laws of the State of Georgia, the Corporation may purchase and maintain insurance on behalf of any Indemnified Persons whether or not the Corporation would have the power to indemnify such Indemnified Persons against its liability under the laws of the State of Georgia. For any expenses or other amounts that are paid by way of insurance, or by indemnification, reimbursement, or advances of funds other than by court order or action by shareholders, the Corporation shall provide notice of such payment to the shareholders in accordance with the applicable provisions of the laws of the State of Georgia.


                                     ARTICLE VII

    Notwithstanding any provision of law to the contrary, the affirmative vote of greater than fifty percent (50%) of all of the votes entitled to be cast on the matter shall be necessary, after due authorization, approval or advice of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation:

    1.   amendment of the Articles of Incorporation of the Corporation;


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    2.   a Change of Control of the Corporation.  "Change of Control" shall mean (x) any merger or consolidation of the Corporation with any other business entity (other than a merger in which the Corporation is the surviving corporation and as a result of which persons who owned beneficially a majority in voting power of the outstanding voting capital stock of the Corporation immediately prior to the merger continue to own beneficially, in substantially the same proportions, a majority in voting power of the outstanding voting capital stock of the Corporation immediately after such merger), or (z) any sale, lease, transfer or other disposition of all or substantially all the assets of the Corporation;

    3. the voluntary liquidation, dissolution or winding-up of the Corporation; or

    4. any other transaction that Section 14-2-1110 of the Georgia Business Corporation Code defines as a "Business Combination."